Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), by and between Schmitt Industries, Inc., an Oregon corporation (the “Company”), and David W. Case (“Executive”), is entered into this 26th day of November, 2018, and is effective as of October 16, 2018 (the “Effective Date”).

RECITALS

A. The Company is engaged primarily in the business of designing, manufacturing and selling high precision test and measurement products for a wide variety of manufacturing, industrial and commercial applications, and Executive has experience in such business.

B. Executive previously served as President and Chief Executive Officer of the Company, and is being appointed to serve as Special Advisor to the Board of Directors of the Company.

C. The Company desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1. EMPLOYMENT AND DUTIES.

(a) EMPLOYMENT. The Company hereby employs Executive, and Executive hereby agrees to act, as Special Advisor to the Board of Directors of the Company. As such, Executive shall have responsibilities, duties, and authority reasonably accorded to, expected of, and consistent with Executive’s position and Executive shall report directly to the Board of Directors of the Company (the “Board”). Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to Section l(c) hereof, agrees to devote his best efforts and substantially all of his business time and attention to promote and further the business of the Company.

(b) TERM. The term of this Agreement shall be for a period of six (6) months from the Effective Date (the “Term”). During the Term, Executive shall faithfully adhere to, execute, and fulfill all lawful policies established by the Company.

(c) OTHER ACTIVITIES. Executive shall not, during the Term, be engaged in any other business activity pursued for gain, profit, or other pecuniary advantage if such activity interferes in any material respect with Executive’s duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from (i) making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor subject Executive to any conflict of interest with respect to his duties to the Company, (ii) serving on any civic or charitable boards or committees, or (iii) serving, with the written approval of the Board, as a director of one or more corporations, in each case so long as any such activities do not significantly interfere with the performance of Executive’s responsibilities under this Agreement. In addition, Executive shall comply with the restrictions listed in Section 3 of this Agreement.

(d) PLACE OF PERFORMANCE. Executive shall not be required by the Company or in the performance of his duties to relocate his primary residence.

2. COMPENSATION. For all services rendered by Executive, the Company shall compensate Executive as follows:

(a) BASE SALARY. As of the Effective Date, the base salary payable to Executive shall be Two Hundred Thousand Dollars ($200,000) per year, payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly.

(b) BONUS COMPENSATION. Upon execution of this Agreement, Executive shall be paid a signing bonus of Twenty Thousand Dollars ($20,000).

(c) EXECUTIVE PERQUISITES, BENEFITS, AND OTHER COMPENSATION. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i) REIMBURSEMENT FOR EXPENSES. The Company shall provide reimbursement to Executive for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services under this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement and shall be in a format and manner consistent with the Company’s expense reporting policy. Such expenses shall be submitted to the Company’s Chief Financial Officer for approval or to such other officer of the Company as the Board may from time to time direct.

(ii) PAID TIME OFF. Paid time off in accordance with the applicable policy of the Company as in effect on the date of this Agreement.

(iii) OTHER EXECUTIVE PERQUISITES. The Company shall provide Executive with other executive perquisites as may be made available to or deemed appropriate for Executive by the Board or a committee of the Board and participation in all other Company-wide employee benefits (including group insurance, pension, retirement, and other plans and programs) as are available to the Company’s executive officers on the date of this Agreement.

3. NON-COMPETITION AGREEMENT.

(a) NON-COMPETITION. Executive shall not, during the period of his employment by or with the Company, and during the Non-compete Period (as hereinafter defined) for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person:

(i) OTHER ACTIVITIES. Engage, as an officer, director, shareholder, owner, principal, partner, lender, joint venturer, employee, independent contractor, consultant, advisor, or sales representative, in any Competitive Business within the Restricted Territory;

(ii) SOLICITATION OF EMPLOYEES. Call upon any person who is, at that time, within the Restricted Territory, an employee of the Company or any of its subsidiaries, in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any of its subsidiaries;

(iii) SOLICITATION OF CUSTOMERS. Call upon any person or entity that is, at that time, or that has been, within one (1) year prior to that time, a customer of the Company or any of its subsidiaries, within the Restricted Territory for the purpose of soliciting or selling products or services in direct competition with the Company or any of its subsidiaries within the Restricted Territory;

(iv) SOLICITATION OF ACQUISITION CANDIDATES. Call upon any prospective acquisition candidate (that is, a business that the Company may have an interest in acquiring), on Executive’s own behalf or on behalf of any person, which candidate was, to Executive’s knowledge after due inquiry, either called upon by the Company, or for which the Company made an acquisition analysis, for the purpose of acquiring such candidate.

(b) CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings ascribed to them:

(i) COMPETITIVE BUSINESS shall mean any Person that is engaged in designing, manufacturing and selling high precision test and measurement products for manufacturing, industrial and commercial applications or any other business in which the Company is engaged;

(ii) PERSON shall mean any individual, corporation, limited liability company, partnership, firm, or other business of whatever nature;

(iii) RESTRICTED TERRITORY shall mean North America, Europe and China; and

(iv) SUBSIDIARY shall mean the Company’s consolidated subsidiaries, including corporations, partnerships, limited liability companies, and any other business organization in which the Company holds at least a fifty percent (50%) equity interest.

(v) NON-COMPETE PERIOD shall mean the longer of (i) the two (2) year period immediately following the termination of Executive’s employment with the Company or (ii) the time during which severance payments are being made by the Company to Executive in accordance with this Agreement; provided, however, that if the Executive’s employment is terminated by the Company without Good Cause, Executive terminates his employment with Good Reason, or Executive terminates his employment after a Change in Control pursuant to Section 4(b)(vi)(B), then the Non-compete Period shall be eliminated immediately following the termination of his employment with the Company.

(c) ENFORCEMENT. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

(d) REASONABLE RESTRAINT. It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities and business of the Company (including the Company’s subsidiaries) on the date of the execution of this Agreement and the current plans of the Company (including the Company’s subsidiaries); but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company (including the Company’s subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Executive. For example, if, during the term of this Agreement, the Company (including the Company’s subsidiaries) engages in new and different activities, enters a new business, or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated above or the locations currently established therefor, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within the Restricted Territory through the term of these covenants.

(e) OTHER ACTIVITIES. It is further agreed by the parties that, in the event that Executive shall cease to be employed hereunder and enters into a business or pursues other activities not in competition with the Company (including the Company’s subsidiaries), or similar activities or business in locations, the operation of which, under such circumstances, does not violate this Section 3, and in any event such new business, activities, or location are not in violation of this Section 3 or of Executive’s obligations under this Section 3, if any, Executive shall not be chargeable with a violation of this Section 3 if the Company (including the Company’s subsidiaries) shall thereafter enter the same, similar, or a competitive (i) business, (ii) course of activities, or (iii) location, as applicable.

(f) SEPARATE COVENANTS. The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

(g) INDEPENDENT AGREEMENT. All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants; except as provided in Section 4(d) below. It is specifically agreed that the Non-compete Period following termination of employment as defined in this Section 3, during which the agreements and covenants of Executive made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 3.

4. AT-WILL EMPLOYMENT; TERMINATION; RIGHTS ON TERMINATION.

(a) AT-WILL EMPLOYMENT. Executive’s employment with the Company shall be at-will. The Executive may terminate his employment at any time for any reason (subject to the notice requirements provided in this Agreement) and the Company may terminate Executive’s employment with the Company at any time and for any reason (subject to the severance provisions of this Agreement). This at-will employment relationship cannot be changed except by written authorization by the Board.

(b) TERMINATION. Executive’s employment under this Agreement may be terminated in any one of the followings ways:

(i) DEATH OF EXECUTIVE. The employment of Executive shall terminate immediately upon Executive’s death. In the event of such termination, all options to purchase Common Stock of the Company held by Executive shall thereupon vest and shall be exercisable for the maximum period of time, up to their full term, that will not cause Executive with respect to such options to be subject to any excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) notwithstanding the termination of employment. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Executive which, as of the date of the death of Executive, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Executive’s death. In addition, Executive’s estate shall be paid severance in the amount of One Hundred Thousand Dollars ($100,000). The payment described in this Section, if payable, will be paid within ten (10) days after the Executive’s death.

(ii) DISABILITY OF EXECUTIVE. The Company may terminate Executive’s employment in the event the Executive is disabled. The Executive shall be disabled if the Executive is unable to engage in any substantial gainful activity by reason of a medically determined physical or mental impairment expected to last at least twelve consecutive months or result in death, or if the Executive is determined to be disabled under a Company disability plan with a similar definition of disability. In the event Executive’s employment under this Agreement is terminated as a result of Executive’s disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, an amount equal to One Hundred Thousand Dollars ($100,000). In the event of such termination, all options to purchase Common Stock of the Company held by Executive shall thereupon vest and shall be exercisable for the maximum period of time, up to their full term, that will not cause Executive with respect to such options to be subject to any excise tax under Section 409A notwithstanding the termination of employment. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Executive which, as of the date of the disability of Executive, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Executive’s termination due to disability (as defined in this paragraph).

(iii) TERMINATION BY THE COMPANY FOR GOOD CAUSE. The Company may terminate Executive’s employment upon ten (10) days prior written notice to Executive for “Good Cause,” which shall mean any one or more of the following: (A) Executive’s willful and material breach of this Agreement which has not been cured by the Executive within thirty (30) days following written notice of such breach from the Company; (B) Executive’s gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities hereunder; (C) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (D) Executive’s conviction of a felony crime involving dishonesty or moral turpitude; or (E) a confirmed positive illegal drug test result. In the event of a termination by the Company for Good Cause, Executive shall have no right to any severance compensation.

(iv) TERMINATION BY THE COMPANY WITHOUT GOOD CAUSE OR BY EXECUTIVE WITH GOOD REASON. The Company may terminate Executive’s employment without Good Cause upon the approval of a majority of the members of the Board, excluding Executive if Executive is a member of the Board. Executive may terminate his employment under this Agreement for Good Reason upon thirty (30) days prior notice to the Company.

(A) RESULT OF TERMINATION BY THE COMPANY WITHOUT GOOD CAUSE OR BY EXECUTIVE WITH GOOD REASON. Should the Company terminate Executive’s employment without Good Cause or should Executive terminate his employment with Good Reason, the Company shall pay to Executive, on a monthly basis, the amounts that otherwise would have been paid to him for the Term had there been no termination of his employment. In addition, if the Company terminates Executive’s employment without Good Cause or Executive terminates his employment with Good Reason, Employee shall be paid severance in the amount of One Hundred Thousand Dollars ($100,000), payable in equal monthly amounts over six (6) months, commencing at the end of the Term. The amounts payable under the preceding two sentences shall commence on the first payroll date following Executive’s “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii). Further, if the Company terminates Executive’s employment without Good Cause or Executive terminates his employment with Good Reason, (1) all options to purchase Common Stock of the Company held by Executive shall vest thereupon and shall be exercisable for the maximum period of time, up to their full term, that will not cause Executive with respect to such options to be subject to any excise tax under Section 409A notwithstanding the termination of employment, (2) all restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by Executive which, as of the effective date of the termination of Executive, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of termination, (3) all restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by Executive which, as of the effective date of the termination of Executive, is subject to performance conditions for vesting, shall be fully vested and treated as if the performance conditions for such award had been fully met at target and shall not be subject to any risk of forfeiture or repurchase as of the date of termination, and (4) Executive shall be entitled to receive all other unpaid benefits due and owing through Executive’s last day of employment. Further, any termination by the Company without Good Cause or by Executive for Good Reason shall operate to eliminate the Non-compete Period set forth in Section 3.

(B) DEFINITION OF GOOD REASON. Executive shall have “Good Reason” to terminate employment upon the occurrence of any of the following events, without Executive’s written approval: (1) Executive suffers a material reduction in authority, responsibilities, or duties as provided herein; (2) Executive’s annual base salary as set forth in this Agreement is reduced by any amount; (3) Executive is required to render his or her primary employment services from a location more than 25 miles from the Company’s headquarters at the time Executive began his employment with the Company; (4) the Company takes steps to deny Executive a reasonable opportunity to maintain Executive’s total compensation as set forth in Section 2 of this Agreement; or (5) the Company breaches a material provision of this Agreement. In order for an event to justify termination for Good Reason, the Executive must give written notice to the Company of such event within 90 days of its first occurrence and the Company must have 30 days to cure, if possible.

(v) RESIGNATION BY EXECUTIVE WITHOUT GOOD REASON. Executive may, without cause, and without Good Reason terminate his own employment under this Agreement, effective thirty (30) days after written notice is provided to the Company or such earlier time as any such resignation may be accepted by the Company. If Executive resigns or otherwise terminates his employment without Good Reason, Executive shall receive no severance compensation.

(vi) PAYMENTS UPON EXPIRATION OF THE TERM. At the end of the Term, Employee shall be paid severance in the amount of One Hundred Thousand Dollars ($100,000), payable in equal monthly amounts over six (6) months. The amounts payable under the preceding sentence shall commence on the first payroll date following Executive’s “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii). Notwithstanding the foregoing or anything to the contrary in this Agreement, the severance payments set forth in this Section 4(b)(vi) shall not be paid if Executive’s employment is terminated for any reason other than the expiration of the Term because payments to be made in such circumstances are covered in other sections of this Agreement.

(c) PAYMENTS TO TERMINATION DATE. Upon termination of Executive’s employment under this Agreement for any reason provided above, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Company’s obligations under Section 8 (relating to indemnification of Executive) and Executive’s obligations under Section 3 (relating to non-competition), Section 5 (relating to return of Company property), Section 6 (relating to inventions), Section 7 (relating to trade secrets), and Section 9 (relating to prior agreements) shall survive such termination in accordance with their terms.

(d) FAILURE TO PAY EXECUTIVE. If termination of Executive’s employment arises out of the Company’s failure to pay Executive on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of Section 14, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Further, none of the provisions of Section 3 (relating to non-competition) shall apply in the event Executive’s employment under this Agreement is terminated as a result of a breach by the Company.

(e) CONDITIONS PRECEDENT FOR PAYMENT OF SEVERANCE. In consideration for Company’s obligations to make any payments to Executive pursuant to Section 4, upon termination of Executive’s employment with Company for any reason other than Executive’s death, Executive shall sign and not revoke a release in a form satisfactory to the Company (the “Release”). Company shall present the Release to Executive within ten (10) days of termination, and Executive shall have up to forty-five (45) days to consider whether to sign the Release; in the event Executive executes the Release, Executive shall have an additional eight (8) calendar days in which to expressly revoke Executive’s execution of the Release in writing. In the event that Executive fails to execute the Release within the forty-five (45) days following termination, or in the event Executive formally revokes the Executive’s Release within eight (8) calendar days of his signing of the Release, then Executive shall not be entitled to any payments or benefits under Section 4 of this Agreement. The Company shall make any payments to Executive in accordance with the terms of Section 4 prior to Executive’s failure to execute the Release within forty-five (45) days or prior to his revocation; provided that if Executive does not sign the Release or if Executive revokes the Release during any statutory revocation period, Executive shall immediately reimburse Company for any and all such payments.

(f) DELAY IN SEVERANCE PAYMENTS. To the extent required under Section 409A, any severance payments due under this Section 4 shall be delayed until the first date such payment may be made in compliance with Section 409A(a)(2)(B).

5. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of the Company (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of the Company (or its subsidiaries) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities, or future plans of the Company (or its subsidiaries) that is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

6. INVENTIONS. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Company (or its subsidiaries) and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, and other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

7. TRADE SECRETS. Executive agrees that he will not, during or after the period of employment under this Agreement, disclose the specific terms of the Company’s relationships or agreements with its respective significant vendors or customers, or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever.

8. INDEMNIFICATION. In the event Executive is made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the maximum extent permitted by applicable law; provided, however, the Executive must deliver a written undertaking to the Company that if it is subsequently determined by a court of law in a final, non-appealable judgment, that the Executive was not entitled to indemnification under applicable law, then the Executive will repay all amounts. The advancement of expenses shall be mandatory. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all attorneys’ fees of such separate counsel. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith if Executive has not exhibited gross, willful, and wanton negligence and misconduct or performed criminal and fraudulent acts that materially damage the business of the Company. Notwithstanding this Section 8, the provision of any written indemnification agreement applicable to the directors or officers of the Company to which Executive shall be a party shall apply rather than this Section 8 to the extent inconsistent with this Section 8.

9. NO PRIOR AGREEMENTS. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition, invention, or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

10. ASSIGNMENT; BINDING EFFECT. Executive understands that he is being employed by the Company on the basis of his personal qualifications, experience, and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 11 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

11. COMPLETE AGREEMENT. This Agreement is not a promise of future employment. Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

12. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Schmitt Industries, Inc.
2765 NW Nicolai Street
Portland, Oregon 97210
Attention: Executive Chairman

With a copy to:	Holland & Knight LLP
2300 U.S. Bancorp Tower 111 SW Fifth Avenue
Portland, Oregon 97204
Attention: Mark von Bergen, Esq.

To Executive:	David W. Case
2765 NW Nicolai Street
Portland, Oregon 97210

Notice shall be deemed given and effective when hand delivered or the first business day after being deposited with a reputable, nationally recognized overnight delivery service or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 12.

13. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

14. MEDIATION/ARBITRATION. All disputes arising out of this Agreement shall be resolved as set forth in this Section 14. If any party hereto desires to make any claim arising out of this Agreement (“Claimant”), then such party shall first deliver to the other party (“Respondent”) written notice (“Claim Notice”) of Claimant’s intent to make such claim explaining Claimant’s reasons for such claim in sufficient detail for Respondent to respond. Respondent shall have ten (10) business days from the date the Claim Notice was given to Respondent to object in writing to the claim (“Notice of Objection”), or otherwise cure any breach hereof alleged in the Claim Notice. Any Notice of Objection shall specify with particularity the reasons for such objection. Following receipt of the Notice of Objection, if any, Claimant and Respondent shall immediately seek to resolve by good faith negotiations the dispute alleged in the Claim Notice, and may, at the request of either party, utilize the services of an independent mediator. If Claimant and Respondent are unable to resolve the dispute in writing within ten (10) business days from the date negotiations began, then without the necessity of further agreement of Claimant or Respondent, the dispute set forth in the Claim Notice shall be submitted to binding arbitration (except for claims arising out of Sections 3 or 7 hereof), initiated by either Claimant or Respondent pursuant to this Section. Such arbitration shall be conducted before a panel of three (3) arbitrators in Portland, Oregon, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, provided that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), vesting and the removal of restrictions on restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) that, as of the effective date of the termination of Executive, are not then subject to any performance conditions for vesting, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or without Good Cause, as defined in Sections 4(b) and 4(c) hereof, respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any mediation or arbitration proceeding and, to the extent Executive prevails, all reasonable legal fees shall be borne by the Company.

15. NO PARTICIPATION IN SEVERANCE PLANS. Except as contemplated by this Agreement, Executive acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Executive pursuant to the terms of any severance pay arrangement of the Company or any affiliate thereof, or any other similar arrangement of the Company or any affiliates thereof providing for benefits upon involuntary termination of employment.

16. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Oregon, notwithstanding the conflict of laws provisions of such state.

17. COUNTERPARTS; FACSIMILE. This Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

18. SECTION 409A.

(a) This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or causes any amounts to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Executive or the Company.

(b) This Agreement is intended, to the maximum extent possible, to meet the short term deferral exception and/or be a separation pay plan due to an involuntary separation from service under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and therefore exempt from Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SCHMITT INDUSTRIES, INC.

By:	/s/ Michael R. Zapata
Name:	Michael R. Zapata
Title:	Executive Chairman and President

EXECUTIVE:

/s/ David W. Case
David W. Case